United States
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 27, 2010

Camco Financial Corporation
(Exact name of registrant as specified in its charter)

DELAWARE	0-25196	51-0110823
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

814 Wheeling Avenue, Cambridge, Ohio	43725
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:   (740) 435-2020

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On July 27, 2010, Camco Financial Corporation ("Camco") announced that it appointed James C. Brundrett, 63 years old, to serve as the Chief Financial Officer of Camco and the Chief Financial Officer, Treasurer and Senior Vice President of Advantage Bank, Camco's wholly-owned subsidiary. Mr. Brundrett was previously employed by JPMorgan Chase & Co. serving as the Finance Integration Manager for the Investment Management area from July 2004 to October 2005, and as the Chief Financial Officer for its General Services area from November 2005 to September 2007.

Mr. Brundrett will receive a salary of $130,000 and an award to acquire 5,000 shares of Camco stock. Mr. Brundrett will also participate in Camco incentive plans which provide for the payment of certain bonuses upon the achievement of corporate performance objectives. His potential award will equal up to 60% of his base salary, to be paid in cash and options to acquire Camco stock.

As required under banking regulations, Advantage Bank has requested the written approval of Mr. Brundrett's employment as Chief Financial Officer. As a result, Mr. Brundrett's appointment is subject to approval by the Federal Reserve Board, FDIC and Ohio Division of Financial Institutions.

A copy of the press release announcing Mr. Brundrett's appointment is attached as Exhibit 99 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99	Press release dated July 30, 2010

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Camco Financial Corporation (Registrant)
July 30, 2010 (Date)	/s/ JAMES E. HUSTON James E. Huston Chief Executive Officer